Exhibit 11

                                 Legal Opinion

                                                                   June 27, 2007

Phoenix Equity Trust
101 Munson Street
Greenfield, MA  01301



Ladies and Gentlemen:

         We have acted as counsel to the Phoenix Equity Trust (the "Equity Trust") in connection with the Registration Statement of the Equity Trust on Form N-14 (the "Registration Statement") being filed by the Equity Trust under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Phoenix Value Equity Fund (the "Acquired Fund"), a series of the Phoenix Investment Trust 97 (the "Trust 97"), and the Phoenix Value Opportunities Fund (the "Acquiring Fund"), a series of the Equity Trust, and the issuance of Class A Shares and Class C Shares of beneficial interest of the Acquiring Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust 97 on behalf of the Acquired Fund and the Equity Trust on behalf of the Acquiring Fund (the "Agreement and Plan of Reorganization"), in substantially the form to be included in the Registration Statement as Exhibit A.

         We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Fund, the Trust and the Acquired Fund.

         Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.



                                            Very truly yours,

                                               /s/ Kevin J. Carr
                                               Kevin J. Carr, Esq.
                                               Vice President and Counsel